April 4, 2002

Dear Stockholder:

      You are cordially invited to attend the Cypress Semiconductor Corporation Annual Meeting of Stockholders to be held on Thursday, May 2, 2002 at 10:00 a.m., Pacific Daylight Time, at our offices located at 3939 North First Street, San Jose, California 95134. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

      We hope you will be able to attend the Annual Meeting to listen to our report on the status of our business and performance during 2001 and near-term plans, and to ask any questions you may have.

      Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. In order to facilitate your voting, this year you may vote in person at the meeting, by sending in your written proxy, by telephone, or by using the Internet. Your vote by telephone, over the Internet or by written proxy will ensure your representation at the Annual Meeting if you cannot attend in person. Please review the instructions on the proxy card regarding each of these voting options.

      Thank you for your on-going support and continued interest in Cypress Semiconductor Corporation.

Very truly yours, T.J. Rodgers President and Chief Executive Officer

CYPRESS SEMICONDUCTOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 2, 2002

TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on Thursday, May 2, 2002 at 10:00 a.m., Pacific Daylight Time, at our offices located at 3939 North First Street, San Jose, California 95134, for the following purposes:

1.	To elect six directors to serve for the next year and until their successors are elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 29, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice.

      Only stockholders of record at the close of business on March 11, 2002 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment of the meeting. All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy. If you own shares through a broker, and you wish to attend and vote in person at the meeting, you must obtain from your broker a proxy issued in your name.

FOR THE BOARD OF DIRECTORS Emmanuel Hernandez Secretary

San Jose, California April 4, 2002

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR YOU MAY VOTE BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE DIRECTIONS ON THE PROXY CARD; EITHER METHOD WILL ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

CYPRESS SEMICONDUCTOR CORPORATION

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      The Board of Directors of Cypress Semiconductor Corporation is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our Annual Meeting of Stockholders (“Annual Meeting”) to be held Thursday, May 2, 2002 at 10:00 a.m., Pacific Daylight Time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 3939 North First Street, San Jose, California 95134.

      Our principal executive offices are located at 3901 North First Street, San Jose, California 95134. The telephone number at that address is (408) 943-2600.

      The date of this proxy statement is April 4, 2002 and it was mailed on or about April 4, 2002 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

      Stockholders of record at the close of business on March 11, 2002, referred to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 122,437,262 shares outstanding of our common stock, par value $0.01 per share.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not in and of itself revoke your proxy appointment.

Voting and Solicitation

      Every stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled, or distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than six candidates. However, no stockholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder’s votes. On all other matters each share has one vote.

      We will bear the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for such firms’ expenses in forwarding solicitation material to beneficial owners. Some of our directors, officers and regular employees, may, without additional compensation, solicit proxies personally or by telephone, facsimile or email.

Quorum; Abstentions; Broker Non-Votes

      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of our common stock outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” from a matter are treated as being present at the meeting for purposes of establishing a quorum. These shares are also treated as votes eligible to be cast by the common stock present in person or represented by proxy at the Annual Meeting and “entitled to vote on the subject matter,” referred to as the Votes Cast, with respect to such matter.

      While abstentions, which are votes ABSTAINED, will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this proxy statement will not be considered votes cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Cost of Soliciting Proxies

      The cost of soliciting proxies in connection with this proxy statement has been, or will be, borne by us. We have retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $6,500.00, plus reimbursement of out-of-pocket expenses. In addition to solicitation by mail, we request that banks, brokers and other custodians, nominees and fiduciaries send proxy statements to the beneficial owners and secure their instructions as to consents. We may reimburse such banks, brokers and other custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners.

Deadline for Receipt of Stockholder Proposals

      Proposals of our stockholders, which are intended to be presented by such stockholders at our 2003 Annual Meeting of Stockholders must be received by us no later than December 3, 2002 in order to be included in the proxy statement and form of proxy relating to that meeting.

BOARD STRUCTURE AND COMPENSATION

Structure and Committees

      Eric A. Benhamou serves as Chairman of our Board of Directors. The Board of Directors held a total of 14 meetings during our 2001 fiscal year, which ended on December 30, 2001. Every director attended at least 75% of the number of meetings of the Board of Directors and meetings of the Committees of the Board of Directors on which the Director served. The Board of Directors has an audit committee, a compensation committee and a nominating committee.

      The Audit Committee of our Board of Directors reviews our auditing, accounting, financial reporting and internal control functions and selects our independent auditors. This committee operates under a written charter adopted by our Board of Directors. The audit committee is comprised of Messrs. Benhamou, Lewis and Long, and met 5 times during our 2001 fiscal year. In discharging its duties, the committee:

•	reviews and approves the scope of the annual audit and the independent auditors’ fees;

•	meets independently with our independent auditors and our senior management; and

•	reviews the general scope of our accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit and review of interim financial statements, auditor independence issues, and the adequacy of the Audit Committee charter.

Our compensation committee met 3 times during our 2001 fiscal year and is comprised of Messrs. Lewis and Benhamou. The compensation committee:

•	reviews compensation and benefits for our employees generally and our senior executives specifically;

•	has authority to grant stock options under our 1994 Stock Option Plan, as amended, to employees and consultants (including officers and directors who are also our employees or consultants); and

•	has authority to grant stock options under the 1999 Non-Qualified Stock Option Plan, as amended, including grants for new employees who join us through our acquisitions of other entities.

      The nominating committee consists of Messrs. Lewis and Shugart. The nominating committee has the authority to recommend candidates to stand for election to our Board of Directors, including any nomination of qualified individuals submitted in writing by stockholders. The nominating committee did not meet in fiscal year 2001.

Compensation of Directors

      We pay directors who are not employees $5,000 each quarter. The 1994 Option Plan provides for the automatic grant of nonstatutory options to our outside directors. Each outside director is granted an initial option to purchase 80,000 shares of common stock, referred to as the initial option, and an additional option to purchase 20,000 shares of common stock, referred to as the subsequent option, on a date one year after the date of grant of the initial option and on the same date each year thereafter. The initial options are exercisable over a five-year period in annual installments of 16,000 shares, with the first installment becoming exercisable one year from the outside director’s election to the Board. The subsequent options are exercisable over a five-year period in annual installments of 4,000 shares, with the first installment becoming exercisable one year from the date of grant of the option. The 1994 Option Plan effectively provides for an on-going vesting program of 20,000 shares per year to each outside director. The exercise price of options granted under the 1994 Option Plan is the fair market value of our common stock on the date of grant.

      We have a consulting relationship with one of our directors, Fred B. Bialek, for which he received compensation in fiscal year 2001. See “Certain Relationships and Related Transactions.”

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below, each of whom is presently serving as one of our directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to elect as many of the nominees listed below as possible. In such event, the proxy holders will determine the specific nominees for whom such votes will be cumulated. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. We do not expect any nominee will be unable or will decline to serve as a director.

      The following table provides information concerning our director nominees:

Name of Nominee	Age	Principal Occupation	Director Since
T.J. Rodgers	54	Our President and Chief Executive Officer	1982
Fred B. Bialek	68	Business Consultant	1991
Eric A. Benhamou	46	Our Chairman of the Board, and Chairman of the Board of 3Com Corporation	1993
John C. Lewis	66	Former Chairman of the Board of Amdahl Corporation	1993
Alan F. Shugart	71	Chairman, President and CEO of Al Shugart International	1998
James R. Long	59	Former Executive Vice President of Nortel Networks	2000

      Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among our directors or executive officers.

      T.J. Rodgers is a co-founder of Cypress and has been our President and Chief Executive Officer since 1982. Mr. Rodgers also serves as a director of SolarFlare Communications, Zepton Networks and the Board of the Semiconductor Industry Association (SIA).

      Fred B. Bialek has been an independent business consultant since November 1986, during which time he has been active in the negotiation and execution of merger and acquisition transactions for semiconductor and other technology companies. Mr. Bialek has acted as a consultant to us in some of our acquisitions. Mr. Bialek, who was a founder of National Semiconductor Corporation, has over 40 years operating experience in semiconductor and related technology industries.

      Eric A. Benhamou serves as Chairman of the Board of Directors of 3Com Corporation. He served as Chief Executive Officer of 3Com Corporation from September 1990 through December 2000. He served as President from April 1990 through August 1998. Mr. Benhamou became Chairman of the Board of Directors of 3Com in July 1994. Mr. Benhamou served as 3Com’s Chief Operating Officer from April 1990 through September 1990. From October 1987 through April 1990, Mr. Benhamou held various general management positions within 3Com. Mr. Benhamou currently serves as Chairman of our Board of Directors and Chairman of the Board of Directors of Palm, Inc. He serves on the Board of Directors for Legato Systems, Inc., Atrica Inc. and the New America Foundation as well as the Stanford University School of Engineering Board of Advisors. He also serves as Chairman of Western Governor’s University’s National Advisory Board. Mr. Benhamou is also a member of the United States President’s Information Technology Advisory Committee.

      John C. Lewis was Chairman of the Board of Amdahl Corporation from 1987 to July 2000. He was President of Amdahl from 1977 until 1987 and Chief Executive Officer of Amdahl from 1983 until 1992 and from 1996 through 1997. Mr. Lewis also serves as a director of Vitesse Semiconductor Corporation and Pinnacle Systems, Inc.

      Alan F. Shugart founded Seagate Technology, Inc. in 1979, and served as Chief Executive Officer until July 1998. In 1998, he established Al Shugart International, a startup resource company. Mr. Shugart also serves as a director of SanDisk Corporation, Valence Technology Inc., Inktomi Corporation, NxtWave Communications, Blue Sky Research, and Fidelica Microsystems.

      James R. Long retired in 1999 as Executive Vice President of Nortel Networks Corporation and President of Nortel Enterprise Solutions. Previously he was President of Nortel World Trade, responsible for all Nortel activities outside of North America. Prior to joining Nortel in 1992, Mr. Long held a variety of senior executive positions with IBM Corp. and Rolm Co., an IBM and Siemens joint venture. He currently serves on the boards of NCR Corp., Polynesian Cultural Center, Symon Communications and 3Com Corporation.

Required Vote

      The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee of Cypress’ Board of Directors serves as the representative of Cypress’ Board of Directors for general oversight of Cypress’ financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

      Cypress’ management has primary responsibility for preparing Cypress’ financial statements and for its financial reporting process. Cypress’ independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of Cypress’ audited financial statements to generally accepted accounting principles.

     The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements as well as interim financial statements with Cypress’ management.

2.	The Audit Committee has discussed with the independent auditors for Cypress the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as amended.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditors for Cypress required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees”, and has discussed with the independent auditors the independent auditors’independence, including whether the independent auditors’ provision of non-audit services to Cypress is compatible with the independent auditors’ independence.

      Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Cypress’ Board of Directors and the Board approved, that the audited financial statements be included in Cypress’ Annual Report on Form 10-K for the fiscal year ended December 30, 2001, for filing with the Securities and Exchange Commission.

      Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Eric A. Benhamou John C. Lewis James R. Long

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PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 29, 2002, subject to ratification by our stockholders.

      PricewaterhouseCoopers LLP has served as our independent auditors since 1982. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our by-laws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

      If the stockholders fail to ratify the selection of our independent auditors, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in ours and our stockholders’ best interests.

Fees billed to Cypress by PricewaterhouseCoopers LLP
during the fiscal year ended December 30, 2001 are as follows:

•	Audit Fees: Audit fees billed to us by PricewaterhouseCoopers LLP during the fiscal year ended December 30, 2001, for the audit of our annual financial statement and reviews of the interim financial statements included in our quarterly reports on Form 10-Q totaled $629,400.

•	Financial Information Systems Design and Implementation Fees: We did not engage PricewaterhouseCoopers LLP to provide services with respect to financial information systems design and implementation during the fiscal year ended December 30, 2001.

•	All Other Fees: Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP were $2,025,199 for the fiscal year ended December 30, 2001. The aggregate fees are comprised of the following:

Service	Fee
International Tax Consulting	$954,770
Expatriate Tax and Other	595,204
Tax Compliance	276,000
Mergers and Acquisitions	158,309
Statutory Audits	40,916

Required Vote; Recommendation of the Board of Directors

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 29, 2002. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date by:

•	each of our directors;

•	our Chief Executive Officer and each of the three other most highly compensated individuals who served as our executive officers at fiscal year end (the “Named Officers”);

•	all individuals who served as directors or executive officers at fiscal year end as a group; and

•	each person who is known by us to own beneficially more than 5% of our common stock.

	Shares Beneficially Owned
Directors, Officers and 5% Stockholders	Number	Percent
Directors
T.J. Rodgers (1)	2,144,528	1.8%
Fred B. Bialek (2)	94,569	*
Eric A. Benhamou (3)	45,000	*
John C. Lewis (4)	130,000	*
Alan F. Shugart (5)	60,000	*
James R. Long (6)	20,300	*
Named Officers
Ralph H. Schmitt (7)	139,581	*
Antonio R. Alvarez (8)	248,769	*
Emmanuel T. Hernandez (9)	282,171	*
All directors and executive officers at fiscal year end as a group
(9 persons) (10)	3,164,918	2.6%
5% Owners of Our Common Stock
FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson (11)
82 Devonshire Street, Boston, Massachusettes 02109	18,755,000	15.3%
Capital Research and Management Company and the Growth Fund of America, Inc.(12)
333 South Hope Street, Los Angeles, California 90071	9,851,040	8.0%

* Less than 1%.

(1)	Includes 474,429 shares held directly and options to purchase 1,670,099 shares of common stock exercisable within 60 days of the Record Date.

(2)	Includes 16,307 shares directly held and 20,442 shares held by family members. Also includes options held by Mr. Bialek to purchase 57,820 shares of common stock exercisable within 60 days of the Record Date.

(3)	Includes options held by Mr. Benhamou to purchase 45,000 shares of common stock exercisable within 60 days of the Record Date.

(4)	Includes 30,000 shares held directly. Also includes options held by Mr. Lewis to purchase 100,000 shares of common stock exercisable within 60 days of the Record Date.

8

(5)	Includes 16,000 shares held directly. Also includes options held by Mr. Shugart to purchase 44,000 shares of common stock exercisable within 60 days of the Record Date.

(6)	Includes 4,300 shares held directly. Also includes options held by Mr. Long to purchase 16,000 shares of common stock exercisable within 60 days of the Record Date.

(7)	Includes 52,330 shares held directly, of this amount 48,295 shares were purchased under the stockholder-approved 2001 Employee Stock Purchase Assistance Plan. Also includes options held by Mr. Schmitt to purchase 87,251 shares of common stock exercisable within 60 days of the Record Date.

(8)	Includes options held by Mr. Alvarez to purchase 248,769 shares of common stock exercisable within 60 days of the Record Date.

(9)	Includes 61,950 shares held directly, of this amount 60,000 shares were purchased under the stockholder-approved 2001 Employee Stock Purchase Assistance Plan. Family members of Mr. Hernandez held 12,232 shares. Also includes options held by Mr. Hernandez to purchase 207,989 shares of common stock exercisable within 60 days of the Record Date.

(10)	Includes 687,990 shares held directly by our executive officers and directors. Also includes options to purchase an aggregate of 2,476,928 shares of common stock exercisable within 60 days of the Record Date.

(11)	The ownership information set forth in the table is based on information contained in a joint statement on Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission (the “SEC”) by FMR Corp. (“FMR”), Edward C. Johnson 3d and Abigail P. Johnson with respect to ownership of shares of common stock. The filing indicated that: FMR has sole voting power with respect to 7,718,920 shares and sole dispositive power with respect to 18,755,000 shares; Edward C. Johnson 3d has sole dispositive power with respect to 18,755,000 shares; and Abigail P. Johnson has sole dispositive power with respect to 18,755,000 shares.

(12)	The ownership information set forth in the table is based on information contained in a joint statement on Schedule 13G, dated February 11, 2002, filed with the SEC by Capital Research and Management Company (“CRMC”) and The Growth Fund of America, Inc. (“GFA”) with respect to ownership of shares of common stock which indicated that CRMC has sole dispositive power with respect to 9,851,040 shares and GFA has sole voting power with respect to 6,150,000 shares.

9

Executive Compensation

      The following table shows, as to each of the Named Officers, information concerning compensation paid for services to us in all capacities during the three fiscal years ended December 30, 2001.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Securities
Name and Principal Positions	Year	Salary(1) ($)	Bonus(2) ($)	Annual Compensation ($)		Underlying Options (#)	All Other Compensation ($)

T.J. Rodgers	2001	$364,000	$42,293	$8,750	(3)	300,000	—
President, Chief Executive	2000	$371,060	$712,528	$1,000	(3)	400,000	—
Officer and Director	1999	$337,706	$405,316	$1,000	(3)	300,000	—

Ralph H. Schmitt	2001	$226,404	$19,398	—		290,000	$600	(7)
Vice President, Marketing and	2000	$213,074	$297,115	$86,441	(4)	110,000	$8,473	(6)
Sales	1999	$179,622	$11,632	$89,919	(4)	40,000	$285,787	(5)

Antonio R. Alvarez	2001	$371,785	$25,882	—		190,000	$13,854	(9)
Vice President, Memory Products	2000	$335,260	$426,484	—		70,000	$600	(10)
Division and Research and	1999	$316,425	$257,815	—		70,000	$322,108	(8)
Development

Emmanuel T. Hernandez	2001	$355,577	$34,594	—		70,000	$438	(10)
Vice President, Finance and	2000	$307,607	$410,852	—		40,000	$600	(10)
Administration, and Chief	1999	$273,130	$261,437	—		80,000	$2,900,255	(11)
Financial Officer

(1)	Salary is included in the year paid.

(2)	Bonus is included in the year earned. Includes bonus earned under our New Product Bonus Plan and Key Employee Bonus Plan. Bonuses given out under our Key Employee Bonus Plan are by virtue of the success in accomplishing certain group- and individual-specific goals.

(3)	Represents cash bonus of $8,750 earned and paid to Mr. Rodgers under our Patent Award Program in fiscal year 2001, and $1,000 earned and paid in fiscal years 1999 and 2000.

(4)	Represents sales related commission and bonus earned and paid to Mr. Schmitt.

(5)	Represents a one-time retention bonus earned in 1999 and paid in early 2000 to Mr. Schmitt in the amount of $188,920 plus relocation reimbursement of $89,530 and auto reimbursement of $7,337.

(6)	Represents auto reimbursement of $7,698 and a published article bonus of $775.

(7)	Represents computer purchase reimbursement of $600 under our Computer Purchase Program in fiscal year 2001.

(8)	Represents a one-time retention bonus earned in 1999 and paid in early 2000 to Mr. Alvarez in the amount of $321,900 plus the contribution of $208 towards the purchase of a computer made pursuant to our Computer Purchase Program.

(9)	Represents a one-time 14-Year bonus earned in 2001 and paid to Mr. Alvarez in the amount of $13,462 plus the contribution of $392 towards the purchase of a computer made pursuant to our Computer Purchase Program.

(10)	Represents that portion of our contribution toward the purchase of computers made pursuant to our Computer Purchase Program.

(11)	Represents a one-time retention bonus earned and paid in 1999 to Mr. Hernandez in the amount of $2,899,701 plus the contribution of $554 towards the purchase of a computer made pursuant to our Computer Purchase Program.

10

     The following table shows, as to each of the Named Officers, option grants during the last fiscal year and the potential realizable value of those options, assuming 5% and 10% annual rate of appreciation, at the end of their term:

	Option Grants in Fiscal 2001 Individual Grants
	Number of Securities Underlying Options		% of Total Options Granted to Employees During	Exercise	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted		Fiscal Year(2)	Price(3)	Date(4)	5%(5)	10%(5)

T.J. Rodgers	300,000		1.60%	$16.73	3/16/2011	$3,156,422	$7,998,993

Ralph H. Schitt	90,000		0.48%	$16.73	3/16/2011	$946,927	$2,399,698
	90,000	(6)	0.48%	$16.84	10/08/2011	$953,153	$2,415,476
	70,000	(6)	0.37%	$16.84	10/08/2011	$741,341	$1,878,704
	40,000	(6)	0.21%	$16.84	10/08/2011	$423,623	$1,073,545

Antonio R. Alvarez	60,000		0.32%	$16.73	3/16/2011	$631,284	$1,599,799
	70,000	(7)	0.37%	$16.84	10/08/2011	$741,341	$1,878,704
	60,000	(7)	0.32%	$16.84	10/08/2011	$635,435	$1,610,317

Emmanuel T. Hernandez	70,000		0.37%	$16.73	3/16/2011	$736,949	$1,866,432

(1)	Options granted under our 1994 Stock Option Plan typically have a ten-year term, vest over a five-year period of employment and have an exercise price equal to market value on the date of grant. All of the options granted and described in this table were granted under our 1994 Stock Option Plan and have these terms.

(2)	During the fiscal year ended December 30, 2001, options to purchase an aggregate of $21,117,000 shares of our common stock were granted to employees, including options granted to employees of acquired companies.

(3)	The exercise price may be paid by check, cash or delivery of shares that are already owned.

(4)	Options may terminate before their expiration dates if the optionee’s status as an employee or consultant is terminated, upon the optionee’s death or if a third party acquires us.

(5)	Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price appreciation. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of our common stock were to increase at such rates from the price at 2001 fiscal year end ($20.62 per share) over the next ten years, the resulting stock prices at 5% and 10% appreciation would be $33.59 and $53.48, respectively.

(6)	In April 2001, Cypress allowed employees to exchange stock options for a promise to receive new options six months and one day after the cancellation of the forfeited option. Mr. Schmitt elected to cancel 200,000 options in April, reissued in October 2001.

(7)	In April 2001, Cypress allowed employees to exchange stock options for a promise to receive new options six months and one day after the cancellation of the forfeited option. Mr. Alvarez elected to cancel 130,000 options in April, reissued in October 2001.

11

     The following table shows, for each of the Named Officers, information concerning options exercised during fiscal year 2001 and the value of options held at fiscal year end:

Aggregated Option Exercises in Fiscal Year 2001 and
Fiscal Year 2001 Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	on Exercise(#)	Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

T.J. Rodgers	140,000	$1,092,000	1,570,099	920,001	$14,917,368	$2,750,675
Ralph H. Schmitt	0	$0.00	64,465	209,971	$367,752	$800,459
Antonio R. Alvarez	10,000	$137,500	220,853	235,835	$1,864,350	$1,337,753
Emmanuel T. Hernandez	0	$0.00	189,406	155,768	$1,735,123	$411,389

(1)	Calculated by determining the difference between the fair market value of the securities underlying the options at December 28, 2001 ($20.62) and the exercise price of the options.

(2)	Calculated by determining the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

      The following table shows, for each of the Named Officers, information concerning an exchange of stock options for a promise to receive new options six months and one day after cancellation of the forfeited options during fiscal year 2001:

Stock Options Cancelled and Reissued

Ten-Year Options Repricings

Name	Date	Number of securities underlying options repriced or amended (#)	Market price of stock at time of repricing or amendment ($)(1)	Exercise price at time of repricing or amendment(2)	New exercise price ($)(3)	Length of original option term remaining at date of repricing or amendment
Ralph H. Schmitt	10/08/2001	90,000	$13.91	$16.73	$16.84	9
Vice President, Marketing	10/08/2001	70,000	$13.91	$23.19	$16.84	8
and Sales	10/08/2001	40,000	$13.91	$39.63	$16.84	8

Antonio R. Alvarez	10/08/2001	70,000	$13.91	$23.19	$16.84	8
Vice President, Memory	10/08/2001	60,000	$13.91	$16.73	$16.84	9
Products Division and
Research Development

(1)	Reflects the market price of Cypress common stock on April 4, 2001, the date the options initially granted to Messrs. Schmitt and Alvarez were cancelled.

(2)	Reflects the exercise price of the options on the date of cancellation.

(3)	Reflects the exercise price of the options granted to replace the cancelled options.

12

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Overview

      The compensation committee of the Board of Directors has the responsibility to review compensation programs and benefits for Cypress’ employees generally, and specifically for Cypress’ executive officers, and has exclusive authority to grant stock options to Cypress’ executive officers. We apply a consistent philosophy to compensation for all employees, including the executive officers, based on the premise that Cypress’ achievements result from the coordinated efforts of all individuals working toward common objectives. Cypress strives to achieve those objectives through teamwork that is focused on meeting the defined expectations of customers and stockholders.

Goals of the Compensation Program

      The goals of the compensation committee are to align executive compensation with business objectives and performance, and to enable Cypress to attract, retain and reward executive officers who contribute to Cypress’ long-term success. The compensation program for executive officers is based on the same principles applicable to compensation decisions for all of our employees:

•	Competitive Levels of Compensation. Cypress is committed to providing a compensation program that helps Cypress attract and retain the best people in the industry. To ensure that pay is competitive, we periodically review the compensation practices of other leading companies in the semiconductor industry. We believe that Cypress’compensation levels fall within the median of industry compensation levels.

•	Performance-Driven Rewards. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by measuring organization progress against set objectives.

•	Performance and Compensation Feedback. At the beginning of the performance cycle, key quarterly and annual objectives are set for each officer. The Chief Executive Officer gives ongoing feedback on performance to each officer. At the end of the performance cycle, we evaluate the extent to which the key objectives have been accomplished, which evaluation affects decisions on merit increases and stock option grants.

Components of the Compensation Program

      Cypress’ compensation program, which consists of cash-based and equity-based compensation, allows Cypress to attract and retain highly skilled officers, provide useful products and services to customers, enhance stockholder value, motivate technological innovation and adequately reward its executive officers and other employees. The components are:

   Cash-Based Compensation

      The compensation committee sets base salary for officers on the basis of level of responsibility, prior performance and other factors after reviewing the compensation levels for competitive positions in the market.

      Cypress has a New Product Bonus Plan under which Cypress distributes to all employees, including executive officers, payments based on Cypress’ achieving certain levels of new product revenue, plus attaining certain levels of profitability. Cypress believes that all employees share the responsibility of achieving revenue and profit levels. Under the New Product Bonus Plan, Cypress’ specific performance criteria must be met in each fiscal quarter for employees to be eligible for bonuses. Cypress met these criteria in the first quarter in fiscal year 2001, and in all quarters in fiscal year 2000.

      Cypress has a Key Employee Bonus Plan in which the Chief Executive Officer, Vice Presidents and certain other key employees participated. Plan participants were eligible to receive bonuses (in each case a percentage of the participant’s base salary) based on Cypress’ achievement of a targeted level of sales, earnings per share and relative growth compared to industry average, as well as success in accomplishing certain group- and individual-specific goals. In the first quarter of fiscal year 2001, and all four quarters in fiscal years 2000 and 1999, bonuses were earned pursuant to the quarterly goal accomplishments, sales, earnings, and growth portions of the plan.

   Equity-Based Compensation

      Stock options provide additional incentives to officers and employees to work to maximize stockholder value. The options become exercisable over a defined period of employment with Cypress to encourage employees to remain with Cypress. In line with Cypress’ compensation philosophy, we grant stock options to all employees, commensurate with their potential contributions to Cypress. Stock options are included as part of the initial employment compensation package, and are also awarded for promotions and pursuant to the annual Evergreen Stock Program, which provides long-term incentives to virtually all employees based on performance and potential contributions.

Options Cancelled and Reissued

      In response to the decline in stock prices, in December 2000 and March 2001, Cypress employees were offered the opportunity to exchange stock options for a promise to receive new options six months and one day after the cancellation of the forfeited option. Messrs. Alvarez and Schmitt elected to cancel 130,000 and 200,000 stock options respectively in April 2001, which were reissued to them in October 2001. None of the Directors and Executive Officers participated in the December 2000 opportunity.

Compensation of the Chief Executive Officer

      T.J. Rodgers has been Cypress’ President and Chief Executive Officer since Cypress’ incorporation in 1982. In determining Mr. Rodgers’ compensation, the compensation committee evaluates corporate performance, individual performance, compensation paid to Cypress’ other executive officers and total compensation (including salary, bonus and equity compensation) paid to chief executive officers of comparable companies. In fiscal 2001, Mr. Rodgers’ salary was $364,000, and he earned a cash bonus of $13,497 under the New Product Bonus Plan, a cash bonus of $8,750 under our Patent Award Program and a cash bonus of $28,796 under the Key Employee Bonus Plan, pertaining to the bonus earned in fiscal year 2001.

      A fundamental tenet of Cypress’ compensation policy, particularly with respect to compensation of the Chief Executive Officer, is to link the level of compensation obtained to Cypress’ performance as measured by profitability and growth. One way that we establish this link is to award Mr. Rodgers with compensation in the form of options to purchase stock, for the reason that the market will reward superior performance by Cypress, by increasing the value of his equity and penalize unsatisfactory performance by diminishing or eliminating such value. Through his equity ownership in Cypress, which consisted of 474,429 shares of common stock and options to purchase 1,670,099 shares of common stock as of the Record Date, Mr. Rodgers shares with other stockholders of Cypress a significant stake in the success of Cypress’ business.

      A second way that we establish the link between Cypress’ performance and level of compensation is by Cypress’ bonus plan, which awards variable compensation based to a substantial degree on an objective measure of Cypress’ profitability and long-term growth. It is the philosophy of Cypress and this committee to bias compensation toward this kind of variable compensation as well as equity awards. This means that when we perform well, as principally indicated by profitability, employees, and in particular the Chief Executive Officer, will be well compensated, to a level which may exceed the median of industry compensation levels. When our performance is below target levels, however, variable compensation will be limited or non-existent and equity compensation will not attain the same value, meaning that the Chief Executive Officer’s overall compensation package may be below industry median levels. Consistent with our compensation objectives, Mr. Rodgers was awarded a bonus during the first quarter of fiscal year 2001 for accomplishments under the quarterly goals portion of the bonus plan and for achieving Cypress’ targeted levels of sales and earnings per share as set forth in the 2000 Key Employee Bonus Plan.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS Eric A. Benhamou John C. Lewis

14

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee was or is one of our officers or employees.

Certain Relationships and Related Transactions

      On February 22, 2001 Cypress’s Chief Executive Officer, T.J. Rodgers, made an investment in Sunpower Corporation, a private company developing solar cells using semiconductor technology. The investment by Mr. Rodgers was a $750,000 bridge loan with an interest rate of 6%, which is convertible into Preferred Stock with a conversion feature priced at a 15% discount to the next round of financing. In the fourth quarter of 2001, Cypress made loans to Sunpower aggregating $450,000 with the same terms as described above through the Cypress Venture Fund.

      In April 1, 1998, we entered into a one-year consulting arrangement with Fred B. Bialek, a member of our Board of Directors. This agreement was extended through fiscal year 2002. Pursuant to the terms of the consulting agreement, Mr. Bialek was paid an annualized fixed retainer of $324,293 in 2001. In addition, we agreed to reimburse Mr. Bialek for out-of-pocket business expenses for travel, lodging, phone and administrative support related to his consulting services for us on receipt of invoice. Prior to its expiration, the consulting agreement is terminable by Mr. Bialek or us, 30 days following written notice of such termination. In addition, Mr. Bialek received a $500,000 bonus for his service in connection with the acquisition of Lara Networks, Inc. in 2001 and a cash bonus of $31,122 under the Key Employee Bonus Plan earned during the first quarter in 2001.

      In fiscal year 2001 T.J. Rodgers, Fred B. Bialek, and Ralph H. Schmitt each purchased 250,000 shares of restricted stock for $0.01 per share under the restricted stock plan of Cypress Microsystems, Inc., a wholly-owned subsidiary of Cypress.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) forms that they file.

      Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

Company Stock Price Performance

      The following graph shows a five-year comparison of cumulative total return for our stock, the Standard & Poor’s 500 Stock Index and the S&P Electronic Index for Semiconductor and Component Manufacturers, assuming $100 invested on January 1, 1996 in each investment. Total return assumes reinvestment of dividends. Past results are not an indication of future investment returns.

	December 31, 1996	December 29, 1997	January 3, 1999	January 2, 2000	December 31, 2000	December 30, 2001

Cypress Semiconductor Corp.	$100	$ 59	$ 57	$226	$136	$142

S&P (Copyright) 500	$100	$129	$169	$202	$185	$165

S&P (Copyright) Electronics
(Semiconductors) Index	$100	$106	$177	$292	$221	$190

Copyright (Copyright) 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. 16

OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope, which has been enclosed, or to vote by telephone or over the Internet at your earliest convenience.

FOR THE BOARD OF DIRECTORS Emmanuel Hernandez Secretary

Dated: April 4, 2002 17

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